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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-54C

             NOTIFICATION OF WITHDRAWAL OF ELECTION TO BE SUBJECT TO SECTIONS 55 THROUGH 65 OF THE INVESTMENT COMPANY ACT OF 1940 FILED PURSUANT TO SECTION 54(c) OF THE INVESTMENT
                               COMPANY ACT OF 1940

     The undersigned business development company hereby notifies the Securities and Exchange Commission that it withdraws its election to be subject to sections 55 through 65 of the Investment Company Act of 1940 (the "Act"), pursuant to the provisions of section 54(c) of the Act, and in connection with such notice of withdrawal of election submits the following information:

Name:  Kagan Media Partners L.P.

Address of Principal Business office (No. & Street, City, State, Zip Code):
126 Clock Tower Place, Carmel, CA  93923

Telephone Number (including area code):  (408) 624-1536

File Number under the Securities Exchange Act of 1934:  0-17507

     The company (1) has distributed substantially all of its assets to its securityholders and has effected, or is in the process of effecting, a winding-up of its affairs, and (2) is not liquidating as part of a merger.


                                    SIGNATURE

     Pursuant to the requirements of the Act, the undersigned company has caused this notification of withdrawal of election to be subject to sections 55 through 65 of the Act to be duly signed on its behalf in the city of Weehawken and state of New Jersey on the day of March 17, 1997.

         [SEAL]
                                            Signature: KAGAN MEDIA PARTNERS L.P.

                                            By: MEZZANINE CAPITAL CORPORATION
                                                A General Partner

                                           By   /s/ Joseph P. Ciavarella
                                                  ------------------------------
                                                  Joseph P. Ciavarella,
                                                  Vice President, Secretary and
                                                  Chief Financial and Accounting
                                                  Officer


Attest:
       ----------------------------
                           (Name)


-----------------------------------
                           (Title)